As filed with the Securities and
                         Exchange Commission, July 19, 1996.
                         Securities Act File No. 333-______
                         Exchange Act File No.  0-18034



         U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                                FORM S-3
                       REGISTRATION STATEMENT
                                UNDER
                        THE SECURITIES ACT OF 1933
                           _____________________

                               INDENET, INC.
          (Exact Name of Registrant as Specified in its Charter)


           Delaware                           68-0158367
(State or Other Jurisdiction of         (IRS Employer
Incorporation or Organization)          Identification Number)


                          1640 North Gower Street
                       Los Angeles, California 90028
                              (213) 466-6388
            (Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant's Principal Executive Offices)
                           _____________________

               RICHARD J. PARENT, Chief Financial Officer
                               INDENET, INC.
                          1640 North Gower Street
                       Los Angeles, California 90028
                              (213) 466-6388
         (Name, Address, including Zip Code, and Telephone
          Number, including Area Code, of Agent for Service)
                           ____________________
                       Copies of Communications to:

                          Roger V. Davidson, Esq.
                            Cohen Brame & Smith
                         Professional Corporation
                      1700 Lincoln Street, Suite 1800
                          Denver, Colorado  80203
                              (303) 837-8800
Approximate date of commencement of proposed sale to public:
As soon as practicable after the registration statement becomes effective
                        __________________________


     If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


Title of each Class of             Common Stock, $0.001 par value
Securities being Registered

Amount being                         937,561 Shs.
Registered

Proposed                           $   3.12 (1)(2)
Maximum Offering
Price Per Share

Proposed Maximum                   $ 2,925,191
Aggregate Offering
Price

Amount of                          $  1,008.69
Registration Fee

               Total. . . . . . . .     $1,008.69


(1)  Closing price on the Nasdaq Stock Market on July 12, 1996.

(2) Estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(a). No separate registration fee is required for the warrants pursuant to Rule 457(g).

(3) This registration statement covers an additional indeterminate number of shares of common stock which may be issued in accordance with Rule 416.

                           _____________________


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                                PROSPECTUS

                       SELLING SHAREHOLDER OFFERING

                               IndeNet, Inc.

                       $.001 Par Value Common Stock


   The Company has registered for offer and sale, on behalf of certain of its security holders, a total of 937,561 shares.
Of these shares, 720,894 shares are reserved for issuance upon the conversion of a $2,500,000 promissory note in the name of GFL Performance Fund Ltd. ("GFL"). The conversion rights include principal and any accrued interest and the conversion ratio is based on 82% of the closing bid price of INDE's shares on Nasdaq for the five days preceding the day notice of conversion is given (subject to certain adjustments). The Company has agreed to indemnify GFL against certain liabilities, including certain liabilities under the Securities Act of 1933, and, to the extent any indemnification by an indemnifying party is prohibited or limited by law, the Company has agreed to make the maximum contribution with respect to any amounts for which it would otherwise be liable under such indemnification provision to the fullest extent permitted by law. (See: "Plan of Distribution".) The Company is also registering 216,667 shares of common stock underlying the right to convert 216,667 shares of issued and outstanding Series
B Preferred Stock owned by InterEquity Capital Partners, L.P.
("InterEquity"). These shares may be converted at the option of InterEquity anytime after July 1, 1997 or at the option of the Company during any period when this registration statement is effective, all dividends are current, and the stock has traded at or above $5 on Nasdaq on the date notice of conversion is given.
The shares offered hereby are being sold for the accounts of these certain shareholders (the "Selling Shareholders") and the Company will not receive any proceeds from the sale of shares by the Selling Shareholders. The Common Stock is traded on the Nasdaq Stock Market ("Nasdaq") under the trading symbol "INDE".
The reported closing price on Nasdaq on July 18, 1996 was $3.12 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THERE ARE CERTAIN RISKS INVOLVED WITH THE OWNERSHIP OF THE
COMPANY'S SECURITIES, INCLUDING RISKS RELATED TO ITS BUSINESS AND
THE MARKETS FOR ITS SECURITIES.  (SEE "RISK FACTORS".)

   The Company, pursuant to agreements with the Selling
Shareholders, has agreed to pay substantially all of the expenses of any offering and sale hereunder (not including commissions and discounts of underwriters, dealers, or agents), estimated to be $8,000.

   The Securities will be sold directly, through agents, underwriters, or dealers as designated from time to time, or through a combination of such methods on terms to be determined at the time of sale, at market prices obtainable at the time of sale or otherwise in privately negotiated transactions at prices determined by negotiation.

        The date of this Prospectus is July 19, 1996.


   No dealer, salesman, or other person has been authorized to give any information or to make any representation other than those contained in or incorporated by reference to this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders, or any underwriter, dealer, or agent. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

              AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's Regional Office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of such material can also be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, DC 20006.

   The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the
Securities Act of 1933, as amended (the "Securities Act").   This
Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above. With respect to each such agreement, instrument, or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed by the Company with the Commission pursuant to the Exchange Act (file number 0-18034) are incorporated herein by reference:

   (1) The Company's Annual Report on Form 10-KSB for the year ended March 31, 1996.

   (2) The Company's Registration Statement on Form 8-A filed
October 12, 1989 (File No. 0-18034), as amended.

   Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document (which is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to the Company's principal office: IndeNet, Inc., 1640 North Gower Street, Los Angeles, California 90028,
(213) 466-6388.


              PROSPECTUS SUMMARY

   The following information is qualified in its entirety by the detailed information and financial statements found elsewhere in the Prospectus, the March 31, 1996 Form 10-KSB, as well as the other documents referred to herein under "Incorporation of Certain Documents by Reference." As used in this Prospectus, the term "the Company" refers to IndeNet, Inc. and its subsidiaries, unless otherwise stated or indicated by the context.

The Company

   IndeNet, Inc. was originally founded as a Colorado corporation on April 4, 1988 and was re-organized under the laws of the State of Delaware on July 17, 1995. The Company's operations service the media and communications industries. Effective October 31, 1993, the Registrant sold all of its operating assets. Management's intent was to transition into a new line of business utilizing the proceeds from the sale. Completion of the asset sale resulted in a company with approximately $5.8 million in cash and notes receivable, liabilities of approximately $1.5 million, and shareholders' equity of $4.3 million. At December 31, 1994, the Registrant's asset base consisted primarily of cash and promissory notes relating to the aforementioned sale of its operating assets. Effective February 3, 1995, the Company acquired Mediatech, Inc., which became the principal operating subsidiary of the Company. On November 27, 1995, the Company acquired 66.67% of Channelmatic, Inc. ("Channelmatic") and on February 7, 1996 it completed the acquisition of Starcom Television Services, Inc. ("Starcom"). On May 16, 1996, the Company acquired Cable Computerized Management Systems, Inc. ("CCMS") through a merger and on May 24, 1996, the Company acquired Enterprise Systems Group Limited ("Enterprise") through a Stock Purchase Agreement. The Company continues to seek other business combinations.

The Offering

Common Shares Outstanding Prior to,
the Offering and the Conversion of the
GFL Notes and InterEquity Preferred . . . . . . . . . .12,693,423

Common Shares Underlying Promissory Note
 Conversion--up to. . . .  .  .  .  .  .  .  .  .  .  .  .937,561

Nasdaq Stock Market Symbol .  .  .  .  .  .  .  .  .  .  .  INDE


                RISK FACTORS

   Prior to making an investment decision, prospective investors should carefully consider, together with the other information contained in this Offering Circular, the following factors:

   1. Market Acceptance and Operations of The IndeNet. An important element in the Company's plan to provide a complete range of broadcast network services to advertisers, programmers and television stations, and in the Company's ability to remain competitive in its existing advertising and programming delivery businesses, will depend in significant part upon the success of The IndeNet. In order for the television broadcast stations and cable operators to be able to receive and use advertisements or programming that is distributed digitally via The IndeNet, the stations and cable operators need to install the Company's SpotServers. The Company is currently deploying its satellite network by installing at television stations the equipment necessary to receive and use the digital transmissions. Since the announcement of its intent to create The IndeNet in April 1996, the Company has delivered over 100 SpotServers to television stations. The Company is installing the SpotServers at no cost to the stations. The Company hopes to install approximately 400 SpotServers by the end of 1996 and believes that approximately 350 to 400 SpotServers need to be installed before The IndeNet can be viable. To date, the Company has not received commitments for the installation of the remaining SpotServers, and no assurance can be given that the deployment of 400 SpotServers can be achieved by the end of 1996, if at all. While management believes that television broadcasters will migrate from the existing analog video delivery systems to new digital delivery technologies as such technologies become standardized and widely accepted, to date the use of these digital technologies is not widespread among end-users due in part to inertia on the part of decision-makers at television broadcasters to change systems and concern regarding additional associated costs, quality and reliability. There can be no assurance that the Company will be successful in overcoming these concerns of television broadcasters. If the Company's digital satellite network does not achieve the minimum degree of market acceptance, there could be a material adverse impact on the Company's business, financial condition and results of operations. In addition, failure to implement The IndeNet would result in the loss of a material portion of the equipment costs and other start- up exercises borne by the Company in connection with the deployment of the satellite network. Although the Company has operated The IndeNet on a test basis at several television stations, the entire digital network satellite system has not yet been fully tested and may, therefore, require additional modifications or technological alterations.

   The Company's satellite-based spot delivery services will be dependent upon the continued availability of functional satellite transponder capacity. There are a limited number of domestic communications satellites available for the transmission of television advertising and programming. The Company has entered into an agreement with Hughes Network Systems, Inc., doing business as DirectPCTM ("Hughes"), pursuant to which Hughes has agreed to broadcast the Company's digital transmissions. The agreement expires in September 1998. Should the Hughes transponder become unavailable, the Company would be required to lease another transponder or purchase transponder space from others on an as- needed basis. The unavailability of or interruption in transponder access could have a material adverse effect on the Company.

   2. Short Operating History; Operating Losses. Prior to the acquisition of Mediatech in February 1995, IndeNet had no operating business or revenue. From February 1995 through November 1995, Mediatech was IndeNet's sole business and sole source of revenue. Since November 27, 1995, IndeNet has acquired four other subsidiaries. Although all of the subsidiaries that IndeNet now owns are established companies with lengthy operating histories (other than Starcom, each of the other four subsidiaries has been operating for more than 10 years), IndeNet has no history in operating these companies.

   IndeNet has experienced net losses during each of its last two fiscal years. In addition, even after giving effect to all of the five acquisitions as if all such acquisitions had been consummated on April 1, 1995, the Company would have had a net loss of $3,025,000 for the fiscal year ended March 31, 1996. The Company does not expect to achieve profitability during the current fiscal year ending March 31, 1997. Although certain of the Company's subsidiaries have operated profitably on a stand-alone basis, the ability of the Company as a whole to achieve profitability after the current fiscal year will be dependent upon numerous factors, including the operations of the Company's various subsidiaries, the Company's ability to integrate the operations of its various businesses, and the ability to deploy and operate The IndeNet, the Company's digital broadcast network. In addition, as a result of the acquisitions of its subsidiaries, on a pro forma basis at March 31, 1996, the Company had approximately $35.4 million of goodwill on its balance sheet, which will be amortized over 20 years and will result in annual charges against earnings, if any, of approximately $1.8 million per year. Future acquisitions by the Company will likely further increase the amount of goodwill that the Company will have to take as a charge against any future earnings. There can be no assurance that the value of such goodwill will ever be realized by the Company or that the Company will achieve profitability in any future period.

   3. Risks Associated with Possible Future Acquisitions. A major element of the Company's business strategy is to acquire additional companies in order to (i) acquire support services in the television industry that the Company does not currently provide and (ii) increase the Company's market share for its existing television service businesses. The Company's ability to meet its goal of becoming the leading provider of a complete, integrated range of television advertising support services is dependent to a large extent upon its continuing ability to identify and consummate acquisitions of additional companies. Although the Company is currently considering several potential acquisition candidates, the Company has not entered into any agreements or understandings regarding any such acquisitions, and there can be no assurance that the Company will be able to complete any future acquisitions. In addition, no assurance can be given that any future acquisitions will enhance the consolidated financial position or operational performance of the Company.

   The consideration to be paid by the Company for any potential future acquisitions may involve cash, notes and/or a significant number of shares of Common Stock, depending on the size of the acquisition. Although the Company will endeavor to evaluate the risks inherent in any particular acquisition, there can be no assurance that the Company will properly ascertain all such risks. The Company will have virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates and in establishing the terms of any such future acquisitions. The Company does not intend to seek stockholder approval for any acquisitions unless required by applicable law or regulations, and stockholders will most likely not have an opportunity to consider or approve the transactions.

   4. Competition. Competition in each of the Company's businesses is highly competitive. Each of the Company's subsidiaries competes in its business with numerous competitors and potential competitors, many of whom are substantially larger in size and have greater financial, technical, marketing, customer service and other resources available than the Company. Certain of the Company's competitors and potential competitors have technological capabilities or other resources that would allow them to develop alternative products or provide alternative services which could compete directly with the Company's products and services.

   Although no competitors of the Company currently provide digital delivery of video content via satellite, a number of other companies have announced their intentions to establish digital satellite delivery systems that would compete with The IndeNet. In particular, Cycle-Sat, Inc., a leading distributor of broadcast quality advertising to television stations that currently operates a proprietary analog satellite distribution network, has announced that it is converting its analog satellite network to a digital network. Cycle-Sat, Inc. has stated that it anticipates that the conversion of its analog network to an operational, large-scale digital satellite network will be completed by early calendar year 1997. In addition, Digital Generation Systems, Inc., a major providers of electronic distribution services for radio stations, has also announced that it intends to expand its existing operations into the television advertising market and that it also intends to establish and operate a digital satellite distributions network. The proposed Digital Generation digital satellite network, including the use of Hughes' satellite equipment and system and the equipment to be installed at television stations, is substantially the same as The IndeNet. Digital Generation recently announced that 250 television stations have joined Digital Generation's proposed digital satellite system.

   The Company currently competes in the market for the distribution of video and audio advertising spots to television stations. The principal competitive factors affecting this market are production quality, customer service, price, timeliness and accuracy of delivery. The Company competes with a variety of duplication and delivery companies that have long-standing customer relationships, resulting in significant customer loyalty. Moreover, other companies have announced their intention to enter into this market. In addition, telecommunications providers or cable television operators could enter the market as competitors with lower delivery costs. As a result, the Company may face additional price competition which may affect the Company's operating margins. There can be no assurance that the Company will be able to compete successfully against current and future competitors based on these and other factors. The Company expects that an increasingly competitive environment could lead to a loss of market share or price reductions, resulting in reduced unit profit margins, all of which may have a material adverse effect on the Company's business, financial condition and results of operations.

   5. Risks Associated with Technology. The Company's future success and its ability to remain competitive will depend in significant part upon the technological quality of its products and processes relative to those of its competitors and its ability both to develop new and enhanced products and services and to introduce such products and processes at competitive prices and in a timely and cost-effective manner. All of the Company's current operations are subject to rapid technological changes due primarily to the computerization and digitalization of the television services industry and to the technological changes occurring in the broadcast industry. No assurance can be given that the Company will be able to develop new and enhanced products and services at competitive prices and in a timely manner.

   The markets for the Company's hardware and software products are characterized by evolving industry standards rapid technological advances resulting in short product life cycles, price reductions, significant price/performance improvements and frequent new products introductions. The Company's future success in the television services business will depend at least in part upon its ability to continually enhance its existing automated program playback systems and to enhance its traffic and billing, revenue management and other program management software products, and to develop and introduce new hardware and software products and features that meet changing customer requirements and emerging industry standards on a timely basis. There can be no assurance that one or more of the Company's products will not be rendered noncompetitive or obsolete by technological advances or changing customer preferences. The Company has from time to time experienced delays in introducing new products and product enhancements, and there can be no assurance the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products or product enhancements in the future. The Company will be required to continue to invest in research and development to attempt to maintain and enhance in its existing technologies and products, and there can be no assurance that it will have the funds available to do so. Furthermore, new or enhanced products offered by the Company may contain defects when they are first introduced or released. There can be no assurance that, despite the Company's quality control testing, defects will not be found in new products and product enhancements after commencement of commercial shipments resulting in delays in or loss of market acceptance.

   6. Future Operation. The Company believes the television services industry is undergoing dramatic changes due to rapidly evolving technologies and changing market demands. In the opinion of the Company, these changes include the conversion of existing analog systems to digital systems, the increased demand for higher quality video deliveries, the demand for more efficient integrated management functions, and improved delivery times. The Company is attempting to anticipate the future needs of the industry by developing products and services, including the deployment of The IndeNet to meet these anticipated needs.
In addition, the Company's plan is to acquire existing companies in this industry and to convert or integrate such companies' existing operations and products to meet this anticipated demand. No assurance can be given that the Company has correctly predicted the future needs of the industry or that its new products or services will meet the evolving needs of the industry. Furthermore, no assurance can be given that the Company will be able to acquire the companies that it believes are necessary to meet the anticipated need for integrated services. If the changes in the television services industry do not occur as anticipated by the Company or at such time as anticipated by the Company, the Company's future success would be materially and adversely affected.

   7. Ability to Manage Growth; Integrate Operations. The Company has recently experienced a period of rapid growth through the acquisition of its subsidiaries, which growth has resulted in new and increased responsibilities for management personnel and has placed and continues to place increasing demands on the Company's management, operational and financial systems and resources. In order to achieve the synergies that the Company believes can result from its recent acquisitions, the Company intends to consolidate or coordinate certain operations of its subsidiaries. However, the assimilation and integration of the various businesses of the subsidiaries may be hampered because the subsidiaries are located in various states and countries and operate in different, albeit similar, businesses. To accommodate this recent growth and to effectively manage future growth, the Company will be required to continue to implement and improve its operational, financial and management information systems, and to train and manage its work force. There can be no assurance that the Company will be able to successfully integrate the operations of its various subsidiaries to provide a complete and continuous range of services to the television advertising industry or that such integration will result in improved products, services or performance. Furthermore, there can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to integrate, implement and improve the Company's operational, financial and management systems could have a material adverse effect on the Company's business, financial condition and results of operations.

   8. Dependence Upon Revenues of Subsidiaries; Substantial Indebtedness. Currently IndeNet has no independent source of revenues and it derives all of the revenues from the operations of its subsidiaries. At March 31, 1996, as adjusted to give effect to the acquisition of Enterprise in May 1996 and to the issuance of a $2,500,000 convertible note in May 1996, IndeNet had total indebtedness outstanding of approximately
$22.6 million. IndeNet will be required to use any proceeds that it receives from its subsidiaries to fund its operating expenses and to pay its obligations under the foregoing indebtedness, which may leave IndeNet with insufficient funds to make payments on the Preferred Stock or Notes. Although IndeNet currently believes that distributions and dividends from its subsidiaries will be sufficient to pay dividends on the Preferred Stock as well as to meet its other obligations, there can be no assurance they will be sufficient.

   Claims of the creditors of IndeNet's subsidiaries may have priority with respect to the assets and earnings of such subsidiaries over the claims of the creditors of IndeNet.

   9. Protection of Patent, Trademarks, Copyrights and Other Proprietary Information. The Company considers its patents, trademarks, copyrights, tradenames and know-how to be of value and important to its business. The Company relies on a combination of patent, trade secret, copyright and trademark laws and confidentiality and other arrangements to protect its proprietary rights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary information will prevent misappropriation of such information and such protection may not preclude competitors from developing products and services similar to those of the Company.


   10. Dependence on Key Personnel. The Company's success depends to a significant degree upon the continuing contributions of, and on its ability to attract and retain, qualified management, sales, operations, marketing and technical personnel. The competition for qualified personnel is intense, and the loss of any such persons or the inability to recruit additional key personnel in a timely manner could adversely affect the Company. Although the Company has entered into multi-year employment agreements with its principal executives and with most of the key officers of its subsidiaries, there can be no assurance that the Company will be able to continue to attract and retain qualified management, sales and technical personnel for the development of its business. The Company does not maintain key man life insurance on the lives of its key personnel.

   11.  Effect of Certain Selling Shareholders' Sales.   INDE has
on file additional effective registration statements in which it has registered, for offer and sale, up to 5,249,586 shares of common stock by selling shareholders, some of whom are or were officers and directors of INDE. These other selling shareholders may concurrently elect to sell their shares into the public market, which could have a depressing or overhanging effect on the market price for the securities offered by this prospectus.

   12.  Dividends.  No dividends have been paid on the Common
Stock since INDE's inception and none are contemplated at any time in the foreseeable future.

               USE OF PROCEEDS

   All of the proceeds to be realized from this offering will be paid to the Selling Shareholders. The Company will not receive any of such proceeds.

              SELLING SHAREHOLDERS

   The following table shows for the Selling Shareholders, (i) the number of Shares and Shares underlying the Note conversion privileges beneficially owned by them as of July 12, 1996, (ii) the number of Shares covered by this Prospectus, and (iii) the number of Shares to be retained after this offering, if any.



Selling            GFL Performance           InterEquity
Shareholder        Fund Ltd.                 Capital
                                             Partners, L.P.

Shares of
Common Stock
Owned Prior
to the
Offering              Up to 1,820,894(2)     216,667   (3)

Number of
Common Shares
Covered by This
Prospectus             Up to 937,561         216,667

Common Shares
Retained
Subsequent to
This Offering(1)          - 0 -                 -0-    (3)


_________________

(1) The Selling Shareholder will not own in excess of one (1%) percent of the Company's outstanding shares subsequent to the offering when combined with other offerings in which other securities owned by the Selling Shareholder have been registered.

     None of the Selling Shareholders named herein are, or have ever been Officers or Directors of the Company.

     Information set forth in the tables regarding the securities owned by each Selling Shareholder is provided to the best knowledge of the Company based on information furnished to the Company by the respective Selling Shareholder and/or available to the Company through its stock transfer records.

(2) Includes 224,795 shares issued and outstanding and up to 1,596,099 shares underlying rights to convert promissory notes totaling $5.5 million (plus accrued interest) to stock. The registration statement of which this prospectus is a part registers the resale of up to 937,561 shares of this total amount.

(3) Does not include up to 1,100,000 shares owned or issuable by conversion registered in another registration statement currently in effect.

                           PLAN OF DISTRIBUTION

   The Common Shares offered hereby may be sold by the Selling Shareholders or by pledgees, donees, transferees or other successors-in-interest (including sales after exercise of options or warrants). Such sales may be made in the over-the-counter market through the Nasdaq Stock Market, in privately negotiated transactions, or otherwise, at prices and at terms then prevailing, at prices related to the then current market prices or at negotiated prices. The Common Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the stock as agent but may position and resell a portion of the block as principal in order to consummate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; or (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by a Selling Shareholder may arrange for other brokers or dealers to participate. Any such brokers or dealers will receive commissions or discounts from a Selling Shareholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any gain realized by such a broker or dealer on the sale of shares which it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commission paid to the broker by a Selling Shareholder.

   The securities covered by this Prospectus may in the future also be sold under Rule 144 instead of under this Prospectus. Rule 144 provides an exemption from registration for the resale of securities by persons other than the issuer after the securities have been held by persons for at least two (2) years from original issuance, and such securities are sold in strict compliance with Rule 144 "Manner of Sale" requirements and maximum number of shares requirements. The Company will not receive any portion of the proceeds of the securities sold by the Selling Shareholders, but will receive amounts upon exercise of Warrants, which funds will be used for working capital. There is no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby.

   The Selling Shareholders have been advised by the Company that during the time each is engaged in distribution of the securities covered by this Prospectus, each must comply with Rules 10b-5 and 10b-6 under the Securities Exchange Act of 1934, as amended, and pursuant thereto: (i) each must not engage in any stabilization activity in connection with the Company's securities; (ii) each must furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) each must not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Securities Exchange Act of 1934, as amended. Any Selling Shareholders who may be "affiliated purchasers" of the Company as defined in Rule 10b-6, have been further advised that pursuant to Securities Exchange Act Release 34-23611 (September 11, 1986), they must coordinate their sales under this Prospectus with each other and the Company for purposes of Rule 10b-6. The Company has agreed to indemnify GFL and other selling shareholders against certain liabilities, including certain liabilities under the Securities Act of 1933, and, to the extent any indemnification by an indemnifying party is prohibited or limited by law, the Company has agreed to make the maximum contribution with respect to extent permitted by law.


                LEGAL MATTERS

   Certain legal matters with respect to the shares offered hereby have been passed upon for the Company by Cohen Brame & Smith, Professional Corporation, Denver, Colorado. Roger V. Davidson, a shareholder of the firm is a former Director of the Company.

                 EXPERTS

   The Company's consolidated financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

   The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:

                            Total

Total Registration Fee Under
 Securities Act of 1933.  .   .  .  .  .  .  .  .  .  $1,008.69
Printing and Engraving. . . . . . . . . . . . 200.00* Accounting Fees and Expenses . . . . . . . . . 3,000.00*
Legal Fees and Expenses.  .  .  .  .  .  .  .  .  .  . 3,000.00*
Blue Sky Fees and Expenses
 (including related legal fees). . . . . . . . . 500.00* Transfer Agent Fees . . . . . . . . . . . . 1,000.00*
Miscellaneous .  .  .  .  .  .  .  .  .  .  .  .  .  .   992.10

     Total .   .  .  .  .  .  .  .  .  .  .  .  .  .  .$9,500.00

*Estimated


Item 15.  Indemnification of Directors and Officers.

   Article X of Company's Certificate of Incorporation provides that the corporation may indemnify each director, officer, and any employee or agent of the corporation, his heirs, executors, and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the corporation in the same manner as is provided by the laws of the State of Delaware as summarized below.

   The Delaware General Corporation Law gives each corporation the power to indemnify against liability any current or former directors, officers, employees and agents. Del Corp Law Section
145. As provided in section 145, a Director must show that (1) he conducted himself in good faith, (2) that his conduct was not opposed to the corporation's best interests, or if acting in his official capacity, that his conduct was in the corporation's best interests and (3) that in a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Delaware General Corporation Law also gives each corporation the power to eliminate or limit the personal liability of a Director to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director unless the breach of fiduciary duty involves breach of loyalty to the corporation or its shareholders, acts or omissions involving intentional misconduct or a knowing violation of law, acts specified in sections 172 and 174 (improper distribution of assets, dividends or share repurchase) or any transaction whereby the Director derived an improper personal benefit. Del Corp Law section 102(b)(7).

Item 16.  Exhibits

   The following Exhibits are filed as part of this Form S-3
Registration Statement pursuant to Item 601 of Regulation S-B by incorporation by reference to other filings:

   3.1    IndeNet, Inc. Certificate of Incorporation
          (Incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-3/File No. 333-1205.)

   3.2    IndeNet, Inc. Bylaws (Incorporated by reference to
          Exhibit 3.2 of the Registration Statement on Form S-
          3/File No. 333-1205.)

   5.1    Opinion of Cohen Brame & Smith Professional
          Corporation

   10.1 Mediatech Stock Purchase Agreement (Incorporated by reference to Exhibit 10.1 of Registration Statement on Form S-3/File No. 333-1205)

   10.2 Channelmatic Stock Purchase Agreement (Incorporated by reference to Exhibit 10.1 and 10.2 to Form 8-K dated December 12, 1995.)

   10.3 Starcom Stock Exchange Agreement (Incorporated by reference to Exhibit II to the Form 10-QSB dated
          December 31, 1995.)

   10.4 Robert Lautz Employment Agreement (Incorporated by reference to Exhibit 10.4 of Registration Statement on Form S-3/File No. 333-1205.)

   10.5 Registration Rights Agreement (Incorporated by reference to Exhibit I to the Form 8-K for event which occurred on February 29, 1996.)

   10.6 Note Purchase Agreement (Incorporated by reference to Exhibit II to the Form 8-K for event which occurred on February 29, 1996.)

   10.7   Cable Computerized Management Systems Agreement and
          Plan of Merger (Incorporated by reference to Exhibit 99 to Report on Form 8-K for event dated May 16, 1996.)

   10.8   Enterprise System Group Ltd. Share Purchase Agreement
          (Incorporated by reference to Exhibit 99 to Report on Form 8-K for event dated May 24, 1996.)

   23.1   Consent of Cohen Brame & Smith, Professional
          Corporation (included in Exhibit 5.1 above)

   23.2   Consent of BDO Seidman, LLP*
 _________________
*  Filed herewith.



Item 17.  Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Company hereby undertakes:

   (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated be reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.




               SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Form S-3 Registration Statement, to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California on the 19th day of July, 1996.

               INDENET, INC.




               By: /s/ Robert W.  Lautz, Jr.
               Robert W.  Lautz, Jr., President,
               Chief Executive Officer and Director

   Pursuant to the requirements of the Securities Act of 1933, this Form S-3 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title               Date

/s/ Robert W.  Lautz, Jr.     President, Chief    July 19, 1996
Robert W.  Lautz, Jr.         Executive Officer
                              and Director


/s/ Thomas H.  Baur           Chief Executive     July 19, 1996
Thomas H.  Baur               Officer of
                              Mediatech, Inc.
                              and Director

/s/ Richard J.  Parent        Chief Financial     July 19, 1996
Richard J.  Parent            Officer and
                              Secretary


/s/ William A.  Kunkel        Director            July 19, 1996
William A.  Kunkel

/s/ Cary S.  Fitchey          Director            July 19, 1996
Carey S.  Fitchey

/s/ William D. Killion        Director            July 19, 1996
William D.  Killion

/s/ Andre Blay                Director            July 19, 1996
Andre Blay

/s/ Graeme R. Jenner          Director            July 19, 1996
Graeme R. Jenner

/s/ Richard L. Schleufer      Director            July 19,1996
Richard L. Schleufer



                                   SEC File Nos.  333-_______
                                                  0-18034




          SECURITIES AND EXCHANGE COMMISSION
              WASHINGTON, D.C.









                                 EXHIBITS
                                    TO
                                 FORM S-3

                          REGISTRATION STATEMENT

                              UNDER

                  THE SECURITIES ACT OF 1933, AS AMENDED

                               INDENET, INC.
        (Name of Company as specified in charter)

                               INDENET, INC.
                                 ("INDE")

                      FORM S-3 REGISTRATION STATEMENT

   The following Exhibits are filed as part of the Company's
Form S-3 Registration Statement pursuant to Item 601 of
Regulation S-B.


Exhibit Number
to Form S-3     Description

   3.1    IndeNet, Inc. Certificate of Incorporation
          (Incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-3/File No. 333-1205.)

   3.2    IndeNet, Inc. Bylaws (Incorporated by reference to
          Exhibit 3.2 of the Registration Statement on Form S-
          3/File No. 333-1205.)

   5.1    Opinion of Cohen Brame & Smith Professional
          Corporation

   10.1 Mediatech Stock Purchase Agreement (Incorporated by reference to Exhibit 10.1 of Registration Statement on Form S-3/File No. 333-1205)

   10.2 Channelmatic Stock Purchase Agreement (Incorporated by reference to Exhibit 10.1 and 10.2 to Form 8-K dated December 12, 1995.)

   10.3 Starcom Stock Exchange Agreement (Incorporated by reference to Exhibit II to the Form 10-QSB dated
          December 31, 1995.)

   10.4 Robert Lautz Employment Agreement (Incorporated by reference to Exhibit 10.4 of Registration Statement on Form S-3/File No. 333-1205.)

   10.5 Registration Rights Agreement (Incorporated by reference to Exhibit I to the Form 8-K for event which occurred on February 29, 1996.)

   10.6 Note Purchase Agreement (Incorporated by reference to Exhibit II to the Form 8-K for event which occurred on February 29, 1996.)

   10.7   Cable Computerized Management Systems Agreement and
          Plan of Merger (Incorporated by reference to Exhibit 99 to Report on Form 8-K for event dated May 16, 1996.)

   10.8   Enterprise System Group Ltd. Share Purchase Agreement
          (Incorporated by reference to Exhibit 99 to Report on Form 8-K for event dated May 24, 1996.)

   23.1   Consent of Cohen Brame & Smith, Professional
          Corporation (included in Exhibit 5.1 above)

   23.2   Consent of BDO Seidman, LLP*
 _________________
*  Filed herewith.

3.1       IndeNet, Inc.  Certificate of Incorporation**

3.2       IndeNet, Inc.  Bylaws**

4.1       Certificate of Designation of Series A
          Preferred Stock*

5.1       Opinion of Cohen Brame & Smith Professional
          Corporation**

10.1      Mediatech Stock Purchase Agreement**

10.2 Channelmatic Stock Purchase Agreement Incorporated by reference to Exhibit 10.1 and 10.2 to Form 8-K dated
          December 12, 1995).

10.3 Starcom Stock Exchange Agreement Incorporated by reference to Exhibit II to the Form 10-QSB dated December 31, 1995.)

10.4      Robert Lautz Employment Agreement**

10.6 Registration Rights Agreement (Incorporated by reference to Exhibit I to the Form 8-K for event which occurred on February 29, 1996.)

10.7 Amended Note Purchase Agreement (Incorporated by reference to Exhibit II to the Form 8-K for event which occurred on February 29, 1996.)

10.8      Note Purchase Agreement dated May 30, 1996.

10.9      CCMS Merger Agreement

10.10     Enterprise Stock Purchase Agreement

22        Subsidiaries of the Registrant**

23.1      Consent of Cohen Brame & Smith, Professional
          Corporation** (included in Exhibit 5.1 above)

23.2      Consent of BDO Seidman, LLP*

 _________________

*  Filed herewith.